Press Release

For Immediate Release

Contacts: Courtney Guertin, Public Relations Specialist
401-457-9501
courtney.guertin@lintv.com
Bart W. Catalane, Chief Financial Officer
401-457-9510
bart.catalane@lintv.com

LIN TV Corp. Announces Second Quarter 2008 Results
Net revenues increase 2% and Company records non-cash impairment charge of $297 million for intangible assets
PROVIDENCE, RI, August 5, 2008 — LIN TV Corp. (NYSE: TVL) today reported results for the second quarter ended June 30, 2008.
Net revenues for the three months ended June 30, 2008 increased 2% to $103.7 million, compared to $101.8 million for the same period in 2007, reflecting growth in the Company’s political and digital revenues. Loss from continuing operations for the three months ended June 30, 2008 increased by $219.9 million, to $215.8 million, compared to income from continuing operations of $4.1 million in the second quarter of 2007. The loss is primarily due to a non-cash impairment charge of $297.0 million relating to the Company’s broadcast licenses and goodwill.
Commenting on the second quarter, LIN TV’s President and Chief Executive Officer Vincent L. Sadusky said: “We are pleased to report that our net revenues grew 2% versus the prior year due to the successful implementation of our digital strategy, along with increased political advertising and new business development initiatives. These Company-wide efforts continue to help offset the impact of substantial general advertising marketplace declines. Based on U.S. economic forecasts, which currently anticipate continued weak market conditions going into 2009, media stocks have traded down to levels that reflect earnings and cash flow multiples at or near historic lows. As a result, we have recorded an intangible asset impairment charge in second quarter. However, we continue to see the fundamentals of the television broadcasting business as very sound and the digital strategy for our market-leading television stations should position us for additional revenue growth and margin expansion once the economy rebounds.”
Second Quarter 2008 Compared to Second Quarter 2007
Net revenues for the three months ended June 30, 2008 increased 2% to $103.7 million, compared to $101.8 million for the same period in 2007. The increase was primarily due to higher political advertising sales in this election year of $8.1 million, compared to $1.0 million for the prior year period, and to higher digital revenues. Digital revenues, which include Internet advertising revenues and retransmission consent fees, increased 100% to $6.7 million, compared to $3.4 million in the same period last year. These increases were partially offset by lower core advertising sales, which are comprised of local and national advertising sales, but exclude political advertising sales. LIN TV’s core advertising sales declined 7% for the second quarter of 2008 due to the television advertising marketplace declines in LIN TV’s markets.
General operating expenses for the three months ended June 30, 2008 were flat with the same quarter in 2007. Increased expenses related to employee compensation, contractual costs and the Company’s investments in its Internet business, were offset by lower sales variable costs and benefits expenses and savings from various cost management initiatives.
Operating loss for the three months ended June 30, 2008 was $270.0 million, reflecting a $292.5 million decrease compared to operating income of $22.6 million for the same quarter in 2007. Net loss for the three months ended June 30, 2008 was $216.0 million, compared to net income of $3.5 million for the same period last year. Diluted net loss per share for the three months ended June 30, 2008 was $4.26 compared to diluted net earnings per share of $0.07 for the same period in 2007. The operating loss, net loss and net loss per share compared to prior year’s operating income, net income and net income per share reflects the $297.0 million impairment charge relating to the Company’s broadcast licenses and goodwill discussed below.
2nd Quarter 2008 Impairment Charge
As required by SFAS 142 “Goodwill and Other Intangible Assets”, in addition to the required annual test, the Company tests the impairment of its broadcast licenses and goodwill whenever events or changes in circumstances indicate that such assets might be impaired. The events that triggered the need for the impairment analyses at June 30, 2008 included, without limitation: a) the decline of the price of the Company’s Class A common stock as of June 30, 2008; b) the decline in selling prices of television stations; and c) the decline in advertising revenue at some of the Company’s television stations. This testing resulted in a $297.0 million non-cash impairment charge for the second quarter ended June 30, 2008, which related to both goodwill and broadcast licenses.
Operating Highlights
TV Station Ratings and Revenue
•	According to Nielsen’s May ratings reports, 88% of LIN TV’s stations gained audience share for adults 25-54 in at least one time period compared to the same time period in 2007. Most of the Company’s CBS, NBC, ABC and FOX stations were once again ranked number one for adults 18-49 and adults 25-54. The Nielsen data also showed that the Company’s stations outperform the national networks in the category of household share by an average of 52%.

•	Local advertising sales, which exclude political advertising sales, decreased 5% for the second quarter of 2008 compared to the same period in 2007. The decrease is due to the television advertising marketplace decline in LIN TV’s markets resulting from general economic pressure now impacting a number of local economies, primarily in the housing, automobile and retail segments. Local advertising sales represented 62% of total advertising sales for the second quarter of 2008.

•	National advertising sales, which exclude political advertising, decreased 11% for the second quarter of 2008 compared to the same period in 2007. The decrease is also due to the television advertising marketplace decline in LIN TV’s markets, which has impacted most national advertising categories, particularly automotive spending. National advertising sales represented 31% of total advertising sales for the second quarter of 2008.

•	Core local and national advertising sales combined, which excludes political advertising sales, decreased 7% for the second quarter of 2008 compared to the same period in 2007.

•	Advertising categories for which revenues decreased for the second quarter of 2008 were automotive, retail, restaurants, media/telecommunications, services and financial services. Advertising categories for which revenues increased for the second quarter of 2008 included political, medical and health/beauty. The automotive category, which represents 23% of the Company’s core advertising sales for the second quarter of 2008, decreased 15% compared to the same quarter last year.

•	The Company’s political advertising sales were $8.1 million for the second quarter of 2008, compared to $1.0 million in the same period last year. Political advertising sales represented 7% of total advertising sales for the second quarter of 2008.
Digital and Interactive Initiatives
•	Retransmission consent fees increased 122% in the second quarter of 2008 compared to the same quarter last year. During the second quarter of 2008, the Company reached new retransmission consent agreements for both its analog and high-definition channels with Comcast Corporation, DIRECTV, Inc., and Charter Communications. The Company also implemented its marketing and promotional partnership with DISH Network that offers substantial incentives for consumers to switch to DISH if the Company’s local stations are removed from a local cable system in any of the Company’s 17 markets.

•	Internet advertising and other interactive revenues increased 65% for the second quarter of 2008 compared to the same quarter last year. Total page views for the Company’s web sites were 145.8 million in the second quarter of 2008, compared to 98.2 million in the second quarter of 2007, representing a 48% increase. Unique visitors for the Company’s web sites were 13.7 million in the second quarter of 2008, compared to 11.1 million in the second quarter of 2007, representing a 23% increase.

•	According to May 2008 data released by Hitwise, a leading online competitive intelligence service for Internet measurement, LIN TV has the number one television station web site in 15 of its 17 markets and the number one overall media web site in 12 of its 17 markets based on “visit time”. In addition, time-on-site has increased by seven minutes or an average increase of 140%.
Key Balance Sheet and Cash Flow Items
Total debt outstanding at June 30, 2008 was $782.8 million. Cash and cash equivalent balances at June 30, 2008 were $8.8 million. The Company paid $5.5 million of principal on its term loan balances during the quarter ended June 30, 2008. The Company also purchased all $125.0 million of its 2.5% Exchangeable Senior Subordinated Debentures on May 16, 2008 using borrowings under the Company’s revolving credit facility and available cash balances. The Company’s outstanding revolving credit facility balance was $100.0 million at June 30, 2008, with $175.0 million available for borrowing under that facility. Consolidated leverage, as defined in the Company’s credit agreement, was approximately 6.3x as of June 30, 2008 compared to 6.5x as of December 31, 2007. Other components of cash flow for the second quarter of 2008 were cash capital expenditures of $6.5 million and cash payments for programming of $6.7 million.
Business Outlook
The results presented in this release, including all of the amounts discussed in this Business Outlook section, reflect the classification of the operations of Banks Broadcasting, Inc. and the Puerto Rico operations as discontinued operations for all periods presented. The Company has provided historical quarterly financial information for its continuing operations on its web site. Interested parties should go to www.lintv.com and in the “Investor Relations” section, click on “Financial Reports & Releases,” then “Quarterly and Other Reports” and then “Supplemental Financial Data.”
Based on current sales order pacings, which reflect the challenging economic environment and market decline for both local and national advertising spending, the Company currently expects that third quarter 2008 net revenues will increase in the range of 3.5% to 6.2% (or $3.3 million to $5.8 million), compared to reported net revenues of $93.7 million for the third quarter of 2007. All of this expected increase is attributable to projected political advertising sales and digital revenue growth.
In addition, due to sales variable costs, as well as political, Olympics and other news coverage expenses, the Company also expects that its station direct operating and SG&A expenses will increase in the range of 6.0% to 7.0% (or $3.2 million to $4.2 million) for the third quarter of 2008 compared to reported expenses of $55.9 million for the third quarter of 2007. The Company’s current outlook for revenues, expenses and cash flow items for the third quarter and full year 2008 are anticipated to be in the following ranges:

	Third Quarter 2008	Full Year 2008
Net advertising revenues	$85.3 to $86.8 million
Net digital revenues	$8.1 to $8.6 million
Network compensation	$0.9 to $1.0 million
Other revenue	$0.9 to $1.1 million
Barter revenue	$1.8 to $2.0 million
Total net revenues	$97.0 to $99.5 million

Direct operating and SG&A expenses(1)	$59.1 to $60.1 million	$234.0 to $238.0 million
Station non-cash stock-based compensation expense	$0.5 to $0.7 million	$1.6 to $2.4 million
Amortization of program rights	$6.1 to $6.5 million	$24.0 to $26.0 million
Cash payments for programming	$6.7 to $7.1 million	$27.0 to $29.0 million
Corporate expense(1)	$5.8 to $6.8 million	$23.0 to $25.0 million
Corporate non-cash stock-based compensation expense	$0.8 to $1.0 million	$2.9 to $3.9 million
Depreciation and amortization of intangibles	$7.5 to $8.5 million	$30.0 to $34.0 million

Cash capital expenditures	$9.0 to $11.0 million	$27.0 to $29.0 million
Cash interest expense	$11.8 to $12.3 million	$47.0 to $49.0 million
Principal Amortization	$5.5 million	$21.0 million
Cash taxes	$0.3 to $0.5 million	$1.5 to $2.1 million
Effective tax rate	25.0% to 35.0%	25.0% to 35.0%
Distributions from equity investments	$1.4 to $1.6 million	$2.5 to $3.0 million

(1)	Includes non-cash stock-based compensation expense.
LIN TV advises that all of the information and factors set forth above are subject to risks, uncertainties and assumptions (see the “Forward Looking Statements” heading below), which could individually or collectively cause actual results to differ materially from those projected above.

Conference Call
LIN TV will hold a conference call to discuss its second quarter results today, August 5, 2008, at 8:30 AM Eastern Time. To participate in the call, please call 1-888-765-5574 (U.S. callers) or 1-913-312-1241 (international callers) at least 10 minutes prior to the scheduled start of the call and use the passcode 4837920. The conference call will also be webcast simultaneously from LIN TV Corp.’s web site, www.lintv.com, and can be accessed there through a link on the home page (under the “Latest News” section).
For those unavailable to participate in the live teleconference, a replay can be accessed via the Investor Relations section of www.lintv.com or by dialing 1-888-203-1112 and entering the same passcode as above. The telephone replay will be available through August 12, 2008.
Access to Non-GAAP Financial Measures and Other Supplemental Financial Data
The Company reports and discusses its operating results using financial measures consistent with generally accepted accounting principles (GAAP) and believes this should be the primary basis for evaluating its performance. Non-GAAP financial measures such as Broadcast Cash Flow (BCF), Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Free Cash Flow (FCF) should not be viewed as alternatives or substitutes for GAAP reporting. However, BCF, Adjusted EBITDA and FCF are common supplemental measures of performance used by investors, lenders, rating agencies and financial analysts. As a result, these non-GAAP measures can provide certain additional insight about the market value of the Company and its stations; the Company’s ability to fund acquisitions, investments and working capital needs; the Company’s ability to service its debt; the Company’s performance versus other peer companies in its industry; and other operating performance trends for its business. The Company makes available reconciliations of its operating income (loss), a GAAP reporting measure, to BCF, Adjusted EBITDA and FCF on the Company’s web site. In addition, the Company provides additional information on its web site, at the same location, regarding historical revenue by source, pro forma income statement information and certain other components of cash flow. Interested parties should go to www.lintv.com and in the “Investor Relations” section, click on “Financial Reports & Releases”, then “Quarterly and Other Reports” and then “Supplemental Financial Data”.

Forward-Looking Statements
The information discussed in this press release, particularly in the section with the heading Business Outlook, includes forward-looking statements about the Company’s future operating results within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Company based these forward-looking statements on its current assumptions, knowledge, estimates and projections about factors that could affect its future operations. Although LIN TV believes that its assumptions made in connection with the forward-looking statements are reasonable, no assurances can be given that those assumptions and expectations will prove to be correct. Statements in this press release that are forward-looking include, but are not limited to, statements regarding quarter and full year station time sales order pacings; local, national and political advertising growth; digital, network compensation, barter and other revenue growth; direct operating, SG&A, barter, amortization of program rights and corporate expense growth; and cash programming, cash capital expenditures, cash interest expense and principal amortization, cash tax payments and effective tax rates and distributions from equity investments. These forward-looking statements are subject to various risks, uncertainties and assumptions which may cause these expectations and assumptions not to occur or to differ materially from those outcomes projected in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the potential deterioration of national and/or local economies; global or local events that could disrupt TV broadcasting; softening of the domestic advertising market; further consolidation of national and local advertisers, and the national sales representation market; risks associated with acquisitions, including integration of acquired businesses; changes in TV viewing patterns, ratings and commercial viewing measurement; the execution and timing of retransmission consent agreements relating to digital revenues; increases in news and syndicated programming costs, and capital expenditures; changes in television network affiliation agreements; changes in government regulation; competition; seasonality; restrictions on the Company’s operations as a result of the Company’s indebtedness; effects of complying with accounting standards; effects of the Company’s control relationships, including the control of HM Capital Partners LLC and its affiliates and other risks discussed in the Company’s Annual Report on Form 10-K and other filings made with the Securities and Exchange Commission (which are available on the Company’s web site, www.lintv.com, in the Investor Relations section), or at www.sec.gov, which discussions are incorporated in this release by reference. LIN TV undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless otherwise required to by applicable law.
About LIN TV
LIN TV Corp., along with its subsidiaries, is a local television and digital media company, owning and/or operating 29 television stations in 17 U.S. markets, all of which are affiliated with a national broadcast network. LIN TV’s highly-rated stations deliver important local news and community stories, along with top-rated sports and entertainment programming, to 9% of U.S. television homes, reaching an average of 10 million households per week.
LIN TV is also a leader in the convergence of local broadcast television and the Internet through its television station web sites and a growing number of local online innovations that reach 15% of U.S. broadband households. LIN TV is traded on the New York Stock Exchange under the symbol “TVL”. Financial information about the company is available at www.lintv.com.
— financial tables follow —

LIN TV Corp.
Condensed Consolidated Statements of Operations
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
	(in thousands, except per share data)

Net revenues	$103,703	$101,753	$196,767	$193,557

Operating costs and expenses:
Direct operating	29,623	28,391	59,689	57,338
Selling, general and administrative	28,261	29,411	56,836	57,261
Amortization of program rights	5,588	6,136	11,764	12,142
Corporate	6,209	5,626	11,239	10,528

General operating expenses	69,681	69,564	139,528	137,269

Depreciation, amortization and other operating charges (benefits):
Depreciation	7,368	8,187	14,817	16,212
Amortization of intangible assets	91	523	184	1,146
Impairment of intangible assets and goodwill	296,972	—	296,972	—
Restructuring charge	—	188	—	91
(Gain) loss from asset dispositions	(471)	711	(370)	702

Operating (loss) income	(269,938)	22,580	(254,364)	38,137

Other expense (income):
Interest expense, net	13,922	15,674	28,313	33,646
Share of expense (income) in equity investments	252	(1,037)	(199)	(752)
Loss (gain) on derivative instruments	—	496	(375)	466
Loss on extinguishment of debt	3,604	—	3,704	551
Other, net	(488)	(52)	(39)	(265)

Total other expense, net	17,290	15,081	31,404	33,646

(Loss) income from continuing operations before (benefit from) provision for income taxes	(287,228)	7,499	(285,768)	4,491
(Benefit from) provision for income taxes	(71,469)	3,401	(70,884)	1,978

(Loss) income from continuing operations	(215,759)	4,098	(214,884)	2,513

Discontinued operations:
(Loss) income from discontinued operations, net of (benefit) provision for income taxes of $80 and $147 for the three months ended ended June 30, 2008 and 2007, respectively, and net of (benefit) provision for income taxes of $141 and $295 for the six months ended June 30, 2008 and 2007, respectively	(208)	(165)	380	(934)

(Loss) gain from the sale of discontinued operations, net of benefit from income taxes of $0 and $2,264, for the three and six months ended June 30, 2007	—	(419)	—	22,667

Net (loss) income	$(215,967)	$3,514	$(214,504)	$24,246

Basic (loss) income per common share:
(Loss) income from continuing operations	$(4.26)	$0.08	$(4.24)	$0.04
(Loss) income from discontinued operations, net of tax	—	—	0.01	(0.01)
(Loss) gain from the sale of discontinued operations, net of tax	—	(0.01)	—	0.46

Net (loss) income	$(4.26)	$0.07	$(4.23)	$0.49

Weighted — average number of common shares outstanding used in calculating basic (loss) income per common share	50,664	49,141	50,718	49,078

Diluted (loss) income per common share:
(Loss) income from continuing operations	$(4.26)	$0.08	$(4.24)	$0.06
(Loss) income from discontinued operations, net of tax	—	—	0.01	(0.01)
(Loss) gain from the sale of discontinued operations, net of tax	—	(0.01)	—	0.42

Net (loss) income	$(4.26)	$0.07	$(4.23)	$0.47

Weighted — average number of common shares outstanding used in calculating diluted (loss) income per common share	50,664	51,174	50,718	54,185

LIN TV Corp.
Condensed Consolidated Balance Sheets
(unaudited)

	June 30,	December 31,
	2008	2007
	(in thousands, except share data)

ASSETS
Current assets:
Cash and cash equivalents	$8,758	$40,031
Accounts receivable, less allowance for doubtful accounts (2008 — $1,496; 2007 — $1,640)	79,144	89,081
Program rights	3,997	4,360
Assets held for sale	530	289
Other current assets	8,720	3,077

Total current assets	101,149	136,838
Property and equipment, net	186,761	191,250
Deferred financing costs	9,537	14,406
Equity investments	54,660	55,480
Program rights	4,991	6,776
Goodwill	424,122	535,418
Broadcast licenses and other intangible assets, net	835,430	1,021,290
Assets held for sale	8,538	9,180
Other assets	8,796	11,330

Total assets	$1,633,984	$1,981,968

LIABILITIES, PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$21,900	$24,300
Accounts payable	5,026	11,415
Accrued compensation	5,921	6,754
Accrued interest expense	4,725	5,018
Accrued contract costs	6,993	6,934
Other accrued expenses	16,375	13,573
Program obligations	11,089	11,944
Liabilities held for sale	565	549

Total current liabilities	72,594	80,487
Long-term debt, excluding current portion	760,860	808,476
Deferred income taxes, net	303,095	374,548
Program obligations	8,188	11,551
Liabilities held for sale	22	198
Other liabilities	36,356	41,564

Total liabilities	1,181,115	1,316,824

Preferred stock of Banks Broadcasting, Inc., $0.01 par value, 173,822 shares issued and outstanding at June 30, 2008 and December 31, 2007	7,163	9,046

Stockholders’ equity:
Class A common stock, $0.01 par value, 100,000,000 shares authorized, 29,233,684 shares at June 30, 2008 and 29,130,173 shares at December 31, 2007, respectively, issued and outstanding	293	292
Class B common stock, $0.01 par value, 50,000,000 shares authorized, 23,502,059 shares at June 30, 2008 and December 31, 2007, issued and outstanding; convertible into an equal number of shares of Class A or Class C common stock	235	235
Class C common stock, $0.01 par value, 50,000,000 shares authorized, 2 shares at June 30, 2008 and December 31, 2007, respectively, issued and outstanding; convertible into an equal number of shares of Class A common stock	—	—
Treasury stock, 1,806,428 shares of Class A common stock at June 30, 2008 and December 31, 2007, at cost	(18,005)	(18,005)
Additional paid-in capital	1,100,320	1,096,455
Accumulated deficit	(623,230)	(408,726)
Accumulated other comprehensive loss	(13,907)	(14,153)

Total stockholders’ equity	445,706	656,098

Total liabilities, preferred stock and stockholders’ equity	$1,633,984	$1,981,968

LIN TV Corp.
Condensed Consolidated Statements of Cash Flows
(unaudited)

	Six months ended June 30,
	2008	2007
	(in thousands)
OPERATING ACTIVITIES:
Net (loss) income	$(214,504)	$24,246
(Income) loss from discontinued operations	(380)	934
Gain from sale of discontinued operations	—	(22,667)
Adjustment to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	14,817	16,212
Amortization of intangible assets	184	1,146
Impairment of goodwill and intangible assets	296,972	—
Amortization of financing costs and note discounts	3,699	4,311
Amortization of program rights	11,764	12,142
Program payments	(13,751)	(13,793)
Loss on extinguishment of debt	3,704	551
(Gain) loss on derivative instruments	(375)	466
Share of income in equity investments	(199)	(752)
Deferred income taxes, net	(71,491)	6,624
Stock-based compensation	2,744	2,851
(Gain) loss from asset dispositions	(370)	702
Other, net	813	2,201
Changes in operating assets and liabilities, net of acquisitions and disposals:
Accounts receivable	9,854	856
Other assets	(2,609)	(752)
Accounts payable	(6,389)	(2,915)
Accrued interest expense	(293)	14
Other accrued expenses	(4,769)	(19,620)

Net cash provided by operating activities, continuing operations	29,421	12,757
Net cash used in operating activities, discontinued operations	(1,192)	(13,652)

Net cash provided by (used in) operating activities	28,229	(895)

INVESTING ACTIVITIES:
Capital expenditures	(8,176)	(5,127)
Distributions from equity investments	1,019	2,214
Payments for business combinations	—	(52,250)
Other investments	(100)	(605)

Net cash used in investing activities, continuing operations	(7,257)	(55,768)
Net cash (used in) provided by investing activities, discontinued operations	(686)	129,479

Net cash (used in) provided by investing activities	(7,943)	73,711

FINANCING ACTIVITIES:
Net proceeds on exercises of employee stock options and phantom stock units and employee stock purchase plan issuances	991	1,529
Proceeds from borrowings on long-term debt	100,000	60,000
Principal payments on long-term debt	(152,550)	(130,000)

Net cash used in financing activities, continuing operations	(51,559)	(68,471)

Net cash used in financing activities	(51,559)	(68,471)

Net (decrease) increase in cash and cash equivalents	(31,273)	4,345
Cash and cash equivalents at the beginning of the period	40,031	12,329

Cash and cash equivalents at the end of the period	$8,758	$16,674

# # #